Exhibit 99.1



NEWS RELEASE

FOR IMMEDIATE RELEASE                     Contact:  Harold Snyder
                                        (201) 703-0400

               Biocraft Reaches Agreement with FDA
                   Resolving Regulatory Issues


     Fair Lawn, New Jersey, July 21, 1994 Biocraft
Laboratories, Inc. (NYSE:BCL) today announced that it has reached agreement with the Food and Drug Administration setting forth steps to resolve outstanding regulatory issues with respect to its dosage form facilities.

     Based on the agreement, the Company will suspend shipments of Nystatin Oral Suspension and the Powder for Oral Suspension of Amoxicillin (human and veterinary use) until independent expert certifications are submitted to and approved by the FDA. The Company expects that shipments should resume in a short period of time. Previously, on its own initiative, the Company had delayed shipments of the Oral Suspension of Ampicillin and Amiloride Hcl Hydrochlorothiazide Tablets. The agreement requires expert certifications to be submitted and approved by FDA prior to reentering the market for these products. Shipments of all other forms of Amoxicillin and all other Biocraft products are expected to continue uninterrupted.

     There are no critical health or safety issues associated with these products or any other Biocraft products on the market. In signing the agreement, the Company does not admit any wrongdoing, but rather seeks to resolve FDA's concerns by having independent experts certify as to the validity of certain manufacturing procedures and testing methodology. The Company also expects to recall select product lots. Given the relatively narrow scope of the recalls, the Company does not expect it to materially affect its financial condition.

     "This is a step toward a more regular relationship with the FDA," said Harold Snyder, President and Chief Executive Officer. "If the FDA is satisfied with the expert certifications on these and other products, to be completed within four months or less, we believe that our new drug applications will be back on track to proceed through the FDA approval process. Our customers, shareholders and suppliers should be reassured by this agreement because it involves specific issues that can be resolved and the products directly affected are limited. Our customers can continue to use our products with confidence."

     The agreement with the FDA requires certification of procedures used in the manufacture and testing of other drugs under a schedule, but the Company expects to be able to resolve those matters without any disruption in shipping. The Company's bulk pharmaceutical manufacturing operations are not affected by this agreement.

     Although the Company has not completed its financial results for the quarter ended June 30, 1994, it currently expects to reflect a loss. Costs related to FDA issues, including expert and attorney's fees and diversion of the Company's manufacturing and laboratory resources, account, in part, for the disappointing results.




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